UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 3, 2009

ENVIRONMENTAL POWER CORPORATION

(Exact name of Company as specified in its charter)

Delaware	001-32393	75-3117389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

120 White Plains Road, 6th Floor, Tarrytown, New York 10591

(Address of principal executive offices, including zip code)

(914) 631-1435

(Company’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.  OTHER EVENTS

As previously announced, Environmental Power Corporation (“we”, “our”, “us” or “Environmental Power”) has been working with Marathon Capital, LLC to obtain final financing proposals from prospective investors in support of its announced project pipeline. As a result of these activities, Environmental Power and its subsidiary, Microgy Holdings, LLC (“Microgy Holdings”), have entered into a non-binding letter of intent with a potential investor relating to, among other things, the purchase of newly issued equity interests in Microgy Holdings, the proceeds of which would be used for the completion of certain projects currently under development and construction by Microgy Holdings and its subsidiaries, as well as reimbursement of certain intercompany receivables owed by Microgy Holdings to Environmental Power. The letter of intent also addresses the development and funding of future projects based on Microgy’s technology. The letter of intent is not binding, and the transactions contemplated thereby remain subject to investor due-diligence and the negotiation, execution and delivery of definitive agreements.

We cannot assure you that any such definitive agreements will be entered into or that the transactions contemplated by the letter of intent will be executed. The potential investor has the right to terminate the non-binding letter of intent at any time for any reason. In addition, Environmental Power will need to continue to seek interim financing to fund operations while it seeks to finalize and close the transactions contemplated by the letter of intent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVIRONMENTAL POWER CORPORATION

By:	/S/ DENNIS HAINES
Dennis Haines
Vice President, General Counsel and Secretary

Dated: November 5, 2009